UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report : December 23, 2003
Date of earliest event reported: December 9, 2003

PRECISION CASTPARTS CORP.
(Exact name of registrant as specified in its charter)

Oregon	1-10348	93-0460598
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4650 S.W. Macadam Avenue Suite 440 Portland, Oregon 97239-4254
(Address of principal executive offices)

(503) 417-4800
(Registrant’s telephone number, including area code)

Item 2.           Acquisition or Disposition of Assets

On December 9, 2003, Precision Castparts Corp. (“PCC”) completed the acquisition of SPS Technologies, Inc., a supplier of fasteners and other metal products to the aerospace, automotive and general industrial and other markets. Under the terms of the merger agreement signed on August 16, 2003, PCC issued an aggregate of 9,302,283 shares of PCC common stock and paid $294,130,234 in cash (excluding cash in lieu of fractional shares of PCC common stock) for all outstanding shares of SPS. PCC also assumed approximately $164 million of SPS’s existing indebtedness.

The aggregate purchase consideration for the acquisition was determined based upon several factors, including evaluations of SPS, the market price of SPS shares, and negotiations with management and directors of SPS. The financing for the cash portion of the purchase consideration was funded through borrowings under PCC’s new unsecured, syndicated credit facility with Bank of America, N.A., as agent, borrowings under PCC’s accounts receivable securitization, and proceeds from the issuance of $200 million principal amount of PCC’s 5.60% Senior Notes due 2013.

Upon closing of the acquisition, SPS merged with and into PCC’s wholly-owned subsidiary, Star Acquisition LLC. Star survived the merger and was renamed SPS Technologies, LLC. PCC intends that the surviving company will continue to operate the SPS business following the acquisition.

Item 7.           Financial Statements and Exhibits

(a)  Financial statements of businesses acquired.

1.                                       SPS Statements of Consolidated Operations - Years Ended December 31, 2002, 2001 and 2000

2.                                       SPS Consolidated Balance Sheets – December 31, 2002 and 2001

3.                                       SPS Statements of Consolidated Cash Flows - Years ended December 31, 2002, 2001 and 2000

4.                                       SPS Statements of Consolidated Shareholders’ Equity - Years ended December 31, 2002, 2001 and 2000

5.                                       SPS Notes to Consolidated Financial Statements

6.                                       Report of PricewaterhouseCoopers LLP, Independent Accountants

7.                                       SPS Statements of Consolidated Operations (unaudited) - Three and Nine Months ended September 30, 2003 and 2002

8.                                       SPS Consolidated Balance Sheets – September 30, 2003 and December 31, 2002

9.                                       SPS Condensed Statements of Consolidated Cash Flows (unaudited) – Nine Months Ended September 30, 2003 and 2002

10.                                 SPS Consolidated Statements of Comprehensive Income – Three and Nine Months Ended September 30, 2003 and 2002

11.                                 SPS Notes to Condensed Consolidated Financial Statements

SPS Technologies, Inc. and Subsidiaries

STATEMENTS OF CONSOLIDATED OPERATIONS

(Thousands of dollars, except share data)

	Years ended December 31
	2002	2001	2000

Net sales	$830,310	$918,106	$872,752
Cost of goods sold	688,082	738,977	693,204

GROSS PROFIT	142,228	179,129	179,548

Selling, general and administrative expense	99,197	108,857	96,160
Restructurings and impairments	14,500	19,100	—
OPERATING EARNINGS	28,531	51,172	83,388

Other income (expense):
Interest income	880	640	1,092
Interest expense	(18,246)	(19,960)	(20,905)
Other, net	(1,805)	(482)	504
	(19,171)	(19,802)	(19,309)

EARNINGS BEFORE INCOME TAXES	9,360	31,370	64,079

Provision for income taxes	3,280	9,800	19,700

NET EARNINGS	$6,080	$21,570	$44,379

EARNINGS PER COMMON SHARE:

BASIC	$0.46	$1.66	$3.50

DILUTED	$0.46	$1.63	$3.42

See accompanying notes to consolidated financial statements.

SPS Technologies, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars, except share data)

	December 31
	2002	2001

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$75,982	$59,948
Accounts and notes receivable, net	119,932	129,663
Inventories	163,883	175,151
Deferred income taxes	21,592	20,170
Prepaid expenses and other	8,488	8,346
TOTAL CURRENT ASSETS	389,877	393,278

Property, plant and equipment, net	216,406	226,060
Goodwill	210,116	206,572
Other assets	22,216	24,869

TOTAL ASSETS	$838,615	$850,779

SPS Technologies, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars, except share data)

	December 31
	2002	2001

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$11,518	$20,096
Accounts payable	82,028	77,735
Accrued expenses	63,939	71,526
Income taxes payable	558	605
TOTAL CURRENT LIABILITIES	158,043	169,962

Deferred income taxes	20,237	26,370

Long-term debt	213,074	243,078

Pension and post retirement benefit obligations	82,825	42,379

Other long-term liabilities	17,502	16,305

Commitments and contingencies (note 14)

SHAREHOLDERS’ EQUITY
Preferred stock, par value $1 per share, authorized 400,000 shares, issued none
Common stock, par value $.50 per share, authorized 60,000,000 shares, issued 14,483,352 shares in 2002 and 14,396,924 shares in 2001	7,242	7,198
Additional paid-in capital	127,901	125,949
Common stock in treasury, at cost, 1,469,753 shares in 2002 and 1,286,374 shares in 2001	(30,331)	(25,433)
Retained earnings	301,210	295,130
Accumulated other comprehensive loss	(59,088)	(50,159)
TOTAL SHAREHOLDERS’ EQUITY	346,934	352,685

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$838,615	$850,779

See accompanying notes to consolidated financial statements.

SPS Technologies, Inc. and Subsidiaries

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Thousands of dollars)

	Years ended December 31
	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES

Net earnings	$6,080	$21,570	$44,379
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	30,284	37,675	36,736
Net (gain) loss on sale of property, plant and equipment	(33)	1,866	(2,167)
Net loss on disposal of businesses	7,516	6,500	—
Deferred income taxes	5,160	2,878	6,619
Other operating items	1,027	(426)	(1,301)
Changes in assets and liabilities, net of acquisitions of businesses:
Receivables	12,237	3,920	(3,994)
Inventories	12,470	(6,836)	(6,150)
Prepaid expenses and other	92	(836)	(1,331)
Accounts payable	5,351	(1,640)	7,266
Accrued expenses	(7,799)	5,769	2,480
Income taxes payable	684	(2,717)	245
Other assets and liabilities, net	721	(886)	5,359

Net cash provided by operating activities	73,790	66,837	88,141

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(20,915)	(42,264)	(31,985)
Proceeds from sale of property, plant and equipment	5,147	20,167	4,690
Acquisitions of businesses	—	(24,228)	(118,129)
Proceeds from sale of a business	—	5,050	—

Net cash used in investing activities	(15,768)	(41,275)	(145,424)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	79,317	65,935	113,938
Repayment of borrowings	(118,577)	(63,866)	(72,039)
Proceeds from exercise of stock options	115	677	1,380
Purchases of treasury stock	(3,876)	—	(4,240)

Net cash provided by (used in) financing activities	(43,021)	2,746	39,039

Effect of exchange rate changes on cash	1,033	(293)	(302)

Net increase (decrease) in cash and cash equivalents	16,034	28,015	(18,546)
Cash and cash equivalents at beginning of year	59,948	31,933	50,479

Cash and cash equivalents at end of year	$75,982	$59,948	$31,933

See accompanying notes to consolidated financial statements.

SPS Technologies, Inc. and Subsidiaries

Statements Of Consolidated Shareholders’ Equity

(Thousands of dollars, except share data)

(Loss)	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Comprehensive Income

Balance, December 31, 1999	$6,993	$110,261	$(22,285)	$229,181	$(19,111)

Issuance of 224,004 shares of common stock for stock options and awards	112	5,668
Acquisitions of 172,599 shares of treasury stock			(6,205)
Issuance of 110,652 shares of treasury stock for businesses acquired		1,736	1,864
Net earnings				44,379		$44,379
Cumulative translation adjustments					(7,740)	(7,740)
Minimum pension liability changes					14	14

Balance, December 31, 2000	7,105	117,665	(26,626)	273,560	(26,837)	$36,653

Issuance of 186,038 shares of common stock for stock options and awards	93	5,043
Acquisitions of 50,507 shares of treasury stock			(2,541)
Issuance of 192,487 shares of treasury stock for businesses acquired		3,241	3,734
Net earnings				21,570		$21,570
Cumulative translation adjustments					(5,651)	(5,651)
Minimum pension liability changes					(15,494)	(15,494)
Fair value of derivatives:
Adjustments					(2,427)	(2,427)
Cumulative accounting changes					250	250

Balance, December 31, 2001	7,198	125,949	(25,433)	295,130	(50,159)	$(1,752)

Issuance of 86,428 shares of common stock for stock options and awards	44	1,952
Acquisitions of 183,379 shares of treasury stock			(4,898)
Net earnings				6,080		$6,080
Cumulative translation adjustments					18,689	18,689
Minimum pension liability changes					(27,621)	(27,621)
Fair value of derivative adjustments:					3	3

Balance, December 31, 2002	$7,242	$127,901	$(30,331)	$301,210	$(59,088)	$(2,849)

See accompanying notes to consolidated financial statements.

SPS Technologies, Inc. and Subsidiaries

Notes To Consolidated Financial Statements

(Thousands of dollars, except share data)

1.                                      SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of the Company and all of its subsidiaries.  Intercompany balances and transactions have been eliminated in consolidation.  Certain prior year amounts have been reclassified for comparative purposes.

Cash Equivalents

The Company considers cash equivalents to be all highly liquid investments purchased with original maturities of three months or less.  The carrying amount approximates fair value because of the short maturity of these items.

Inventories

Inventories are valued at lower of cost or market.  Inventories are stated at average cost and include material, labor and manufacturing overhead costs.  Factors considered in determining lower of cost or market are current customer requirements, quantity on-hand, age of inventory and months’ supply of inventory.

Property and Depreciation

Property, plant and equipment are stated at cost.  Depreciation is provided substantially on a straight-line basis over the estimated useful lives of the respective assets generally as follows:  buildings, 8 to 50 years, and machinery and equipment, 3 to 20 years.  Asset and accumulated depreciation accounts are reduced for the sale or other disposition of property and the resulting gain or loss is included in results of operations.

Goodwill and Other Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses and was historically amortized using the straight-line method of amortization over periods that ranged from 15-40 years.  Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  Under the provisions of this standard, goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization.  All other intangible assets are amortized over their estimated useful lives.  Goodwill and intangible assets are subject to annual impairment testing using the guidance and criteria described in the standard.  This testing compares carrying values to fair values and if the carrying value of these assets is in excess of fair value, the carrying value of these assets is required to be reduced to fair value.  Prior to the adoption of SFAS No. 142, the Company evaluated potential impairment of goodwill on an ongoing basis and of other intangibles when appropriate.  This evaluation compared the carrying value of assets to the sum of undiscounted expected future cash flows.  If an asset’s carrying value exceeded the expected cash flows, the asset was written down to fair value.

Other Long-Lived Assets

The Company evaluates the potential impairment of other long-lived assets when facts and circumstances suggest that they may be impaired.  If the carrying value of assets exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is written down to fair value.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete.  This generally occurs when products are shipped to the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable.  In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the sale agreement.  Accruals are made for sales returns and other allowances based on the Company’s experience.

Retirement Plans

The majority of the Company’s employees are covered by pension plans. Defined benefit plans in the United States are noncontributory and non-United States plans are primarily contributory.  For United States plans, the Company funds the minimum amount required by the Employee Retirement Income Security Act (ERISA) and for non-United States plans, the Company generally funds current costs.

Foreign Currency Translation

The functional currency of the Company’s non-United States subsidiaries is the local currency.  The financial statements of these subsidiaries are translated into United States dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustments account in the shareholders’ equity section of the consolidated balance sheets.  Gains and losses on currency transactions (denominated in currencies other than local currency) are reflected in the statements of consolidated operations.  Losses on currency transactions were $950 and $1,211 in 2002 and 2001, respectively.

Derivative Instruments and Hedging Activities

The Company uses derivative instruments, including forward exchange contracts and interest rate swap agreements, to manage certain foreign currency and interest rate exposures. Derivative instruments are viewed as risk management tools by the Company and are not entered into for trading or speculative purposes. Derivative instruments are recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting.

Derivatives used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge forecasted cash flows associated with foreign currency commitments are accounted for as cash flow hedges. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings.

Derivatives used to manage interest rate exposures were entered into by the Company to modify certain variable rate obligations to fixed rate obligations. These agreements involve the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which payments are based.  For interest rate swap agreements designated as hedges and considered perfectly effective, the amounts to be paid or received are recognized as increases or reductions in interest expense in the periods in which they accrue. Changes in the fair value of these derivatives are recorded in other comprehensive income. For interest rate swap agreements for which the underlying variable rate debt has been repaid by the Company, the derivative is no longer considered effective and the amounts to be paid or received and the changes to the fair value of the derivative are recorded in current period earnings as other expense.

Stock-Based Compensation

The Company has a stock-based compensation plan, which is described more fully in Note 18. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”.

	Years ended December 31
	2002	2001	2000

Net income, as reported	$6,080	$21,570	$44,379
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(1,920)	(1,901)	(1,531)
Pro forma net income	$4,160	$19,669	$42,848

Earnings per share:
Basic - as reported	$.46	$1.66	$3.50
Basic - pro forma	$.32	$1.51	$3.38
Diluted - as reported	$.46	$1.63	$3.42
Diluted - pro forma	$.31	$1.49	$3.30

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables.  The Company sells its principal products to a large number of customers in different industries and geographies.  To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition but does not generally require collateral.  The Company invests available cash in money market securities of various banks with high credit ratings.

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.”  This statement requires that obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs be recognized when they are incurred and displayed as liabilities.  This statement is effective for fiscal years beginning after June 15, 2002.  The adoption of this statement in the first quarter of 2003 will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In November 2002, FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued.  The interpretation provides guidance on the guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others.  The Company had no additional disclosure requirements as a result of the release of this interpretation as of December 31, 2002.  The accounting guidelines are applicable to guarantees issued after December 31, 2002 and require that the Company record a liability for the fair value of such guarantees in the balance sheet.

In January 2003, FIN No. 46, “Consolidation of Variable Interest Entities” was issued.  The interpretation provides guidance on consolidating variable interest entities and applies immediately to variable interests created after January 31, 2003.  The interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack certain specified characteristics.  The Company is reviewing FIN No. 46 to determine its impact, if any, on future reporting periods, but does not currently anticipate any material accounting or disclosure requirements under the provisions of the interpretation.

2.                                      CHANGE IN ACCOUNTING POLICIES

Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  This statement requires that goodwill and intangible assets deemed to have an indefinite life will no longer be amortized but be tested for impairment at least annually.  The amortization period of intangible assets with finite lives is no longer limited to forty years. The Company incurred no transitional impairment charge as a result of adopting the new provisions for determining goodwill impairment and assessing the useful lives of other intangible assets.

The following information is presented to compare current period net earnings to prior period net earnings adjusted to exclude amortization of goodwill and other intangible assets deemed to have an indefinite life that are no longer amortized beginning January 1, 2002:

	2002	2001	2000

Net earnings:

Reported net earnings	$6,080	$21,570	$44,379
Goodwill amortization, net of tax	—	5,011	4,591

Adjusted net earnings	$6,080	$26,581	$48,970

Basic earnings per share:
Reported net earnings	$0.46	$1.66	$3.50
Goodwill amortization, net of tax	—	.38	.36

Adjusted net earnings	$0.46	$2.04	$3.86

Diluted earnings per share:

Reported net earnings	$0.46	$1.63	$3.42
Goodwill amortization, net of tax	—	.38	.36

Adjusted net earnings	$0.46	$2.01	$3.78

Effective January 1, 2002, the Company also adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  This statement supersedes SFAS No. 121 on the same topic and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business.  This statement also amends ARB No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. The adoption of this standard had no effect on the Company’s consolidated financial position, results of operations or cash flows.

In June 2002, SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” was issued.  This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities.  The adoption of the statement in 2002 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3.                                      RESTRUCTURE OF OPERATIONS

In 2002 and 2001, the Company announced plans to eliminate, consolidate and restructure certain manufacturing and distribution locations.  The elements of the 2002 plan include headcount reductions, the closure of three manufacturing plants, the exit from certain distribution locations (which included the write off of the related cumulative translation adjustment amounts) and further relocation of certain manufacturing activity to Asia. The Company’s headcount will be reduced by approximately 300 employees in connection with these actions. The Statement of Consolidated Operations for 2002 includes charges that total $16,900 ($11,906 or $0.90 per share on an after-tax basis) for restructurings and impairments, related inventory write downs and costs to mark to market certain interest rate swaps, that became ineffective as a result of lower debt levels. Charges of $14,500 are classified in the Statement of Consolidated Operations as restructurings and impairments. Charges for the write downs of inventory related to discontinued product lines of $1,500 are classified in the Statement of Consolidated Operations as cost of goods sold. Charges for costs to mark certain interest rate swaps to market of $900 are classified in the Statement of Consolidated Operations as other expense.   As of December 31, 2002, employment has been reduced by approximately 200 people due to these actions.  Remaining actions related to the Company’s 2002 restructure plan include the payment of severance benefits and closure of two manufacturing plants and transfer of their equipment to other facilities.  These remaining actions are expected to be substantially completed by April 30, 2003.

The elements of 2001 plan included the closure of five manufacturing plants (affecting 530 employees), reduction of an additional 270 employees at remaining plants, relocation of certain product lines to existing facilities, outsourcing the manufacture of certain product lines to third parties, discontinuing production of certain product lines and further integrating and consolidating the operations of certain acquired companies.  The Statement of Consolidated Operations for 2001 included charges that totaled $20,600 ($13,500 or $1.02 per share on an after-tax basis) for restructurings and impairments and related inventory write downs.  Charges of $19,100 are classified in the Statement of Consolidated Operations as restructurings and impairments. Charges for the write downs of inventory related to discontinued product lines of $1,500 are classified in the Statement of Consolidated Operations as cost of goods sold.  In 2002, the Company sold the land and building for a facility closed in connection with the 2001 restructure plan for $2,212.  The resulting gain of $1,545 was included in the restructuring and impairment charges in 2002 as an adjustment to the prior plan.  As of December 31, 2002, employment has been reduced by approximately 800 people due to these restructuring actions.  Remaining actions related to the Company’s 2001 restructure plan include the payment of severance benefits to separated employees and transfer of certain equipment from a closed facility.  As of December 31, 2002, all other actions related to the Company’s 2001 restructure plans have been completed.

The following table summarizes the 2002 activity related to the Company’s restructuring plans and the balances in the accrued restructure account:

	2002 Charges
	Accrual December 31, 2001	2002 Plan	Adjust- ments to Prior Plan	Total	2002 Incurred	Accrual December 31, 2002

2002 Restructure plan:

Employee separations	$—	$6,007	$—	$6,007	$4,351	$1,656
Cumulative translation adjustment write offs	—	7,516	—	7,516	7,516	—
Write downs of PP&E, net	—	582	—	582	582	—
Other costs	—	389	—	389	309	80

	—	14,494	—	14,494	12,758	1,736

2001 Restructure plan:

Employee separations	3,335	—	(345)	(345)	2,839	151
Loss on sale of the Lake Erie Design business	—	—	309	309	309	—
Write downs of PP&E, net	—	—	107	107	107	—
Lease termination cost	600	—	(190)	(190)	410	—
Other costs	874	—	125	125	999	—

	4,809	—	6	6	4,664	151

	$4,809	$14,494	$6	$14,500	$17,422	$1,887

The following table summarizes the 2001 activity related to the Company’s 2001 restructure plan and the balances in the accrued restructure account:

	2001 Charges				Accrual
	Initial Charge	Adjust- ments	Total	2001 Incurred	December 31, 2001

Employee separations	$7,784	$688	$8,472	$5,137	$3,335
Loss on sale of the Lake Erie Design business	6,500	—	6,500	6,500	—
Write downs of PP&E	2,005	—	2,005	2,005	—
Lease termination cost	900	(300)	600	—	600
Other costs	1,456	67	1,523	649	874

	$18,645	$455	$19,100	$14,291	$4,809

Additionally in 2002, the Company incurred $4,451 ($2,887 or $0.22 per share on an after-tax basis) of costs related to the restructure plans that were charged to the Statement of Consolidated Operations as incurred.  These costs included $1,669 for losses during the wind-down period for facilities that were closed, $2,016 of costs to relocate equipment and $766 of costs to start up production at plants where products have been transferred. In 2001, the Company incurred $3,483 ($2,233 or $0.17 per share on an after-tax basis) of costs related to the 2001 restructure plan that were charged to the Statement of Consolidated Operations as incurred.  These costs included $1,921 for losses during the wind-down period, $1,066 for costs to relocate equipment and $496 for costs to start up production at plants where products have been transferred.

4.                                      BUSINESS ACQUISITIONS

All acquisitions have been accounted for under the purchase method.  The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

On April 5, 2001, the Company acquired all of the outstanding stock of M. Argüeso & Co., Inc. (Argüeso) based in Mamaroneck, New York for $19,685.  Consideration consisted of  $9,094 in cash, $3,616 in debt assumed and 192,487 shares of the Company’s common stock valued at $6,975.  Argüeso is a manufacturer and distributor of wax blends for use in the investment casting industry.  Argüeso’s products are used in a variety of investment casting applications in industries such as aerospace, power generation and medical.   The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$8,439
Property, plant and equipment	6,235
Intangible assets	750
Goodwill	7,843
Total assets acquired	23,267

Current liabilities	3,582
Net assets acquired	$19,685

The intangible assets acquired are patents valued at $750 with a 14 year weighted-average useful life.  The $7,843 of goodwill was assigned to the Specialty Materials and Alloys segment and is not expected to be deductible for tax purposes.

In 2001, the Company also completed two relatively smaller acquisitions. On February 6, 2001, the Company and a group of investors acquired substantially all of the assets and business of AAA Aircraft Supply Co., Inc. (AAA) located in Windsor Locks, Connecticut for $7,000.  The Company’s ownership percentage was 88.75 percent. In connection with the acquisition of AAA, members of AAA’s management and a director of the Company obtained ownership interests in AAA of 6.25 percent and 5.0 percent, respectively, on the same terms as the Company.  AAA is a North American distributor of fasteners sold to the aerospace markets. On October 3, 2001, the Company acquired substantially all the assets and business of J. F. McCaughin Co. located in Rosemead, California for approximately $2,500. McCaughin is a formulator, manufacturer and distributor of waxes, supplies and equipment to the investment casting industry.

On March 14, 2000, the Company acquired all of the outstanding shares of Avibank Mfg., Inc. (Avibank) based in Burbank, California for $115,923.  Consideration consisted of $112,323 in cash and 110,652 shares of the Company’s common stock in treasury valued at $3,600.  Avibank is a manufacturer of latches, hold open rods, quick release pins, structural panel fasteners, self-retaining bolts and expandable fasteners for aerospace markets.  Avibank, through its AVK Industrial Products Division, also manufactures threaded inserts for automotive and industrial markets.  The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$25,930
Property, plant and equipment	8,431
Intangible assets	2,000
Goodwill	88,839
Total assets acquired	125,200

Current liabilities	9,277
Net assets acquired	$115,923

The intangible assets acquired of $2,000 consist of customer contracts valued at $1,300 with a five year weighted-average useful life and patents valued at $700 with a ten year weighted-average useful life.  The $88,839 of goodwill was assigned to the Aerospace Fasteners and Components segment and Engineered Fasteners and Components segment in the amounts of $44,092 and $44,747, respectively.  The total amount of goodwill is expected to be deductible for tax purposes.

In 2000, the Company also completed two relatively smaller acquisitions in Europe.  On January 10, 2000, the Company acquired certain operating assets of ULMA S.p.A. (ULMA) based in Milan, Italy for approximately $2,300.  ULMA is a full range manufacturer of flat, planetary and cylindrical thread roll dies used in metal forming.  In December 2000, the Company acquired certain operating assets of DACAR S.A. based in Auxerre, France for approximately $1,600.  DACAR is a manufacturer of precision machined components and structural assemblies used by European aerospace suppliers.

The following unaudited pro forma consolidated results of operations are presented as if the Argüeso and Avibank acquisitions had been made at the beginning of the periods presented.  The effects of the AAA , McCaughin, ULMA and DACAR acquisitions are not material and, accordingly, have been excluded from the pro forma presentation.

	Years Ended December 31
	2002	2001	2000

Net sales	$830,310	$923,617	$910,716
Net earnings	6,080	21,645	44,527
Basic earnings per common share	0.46	1.66	3.46
Diluted earnings per common share	0.46	1.64	3.38

The pro forma consolidated results of operations include adjustments to give effect to amortization of goodwill, interest expense on acquisition debt, shares of common stock issued and the related income tax effects.  The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

5.                                      SUPPLEMENTAL CASH FLOW INFORMATION

	2002	2001	2000

Cash paid for interest	$18,319	$19,933	$21,843
Cash paid (refunded) for income taxes, net	(1,100)	9,891	12,819

Noncash transactions:
Issuance (refund) of treasury shares for businesses acquired	—	6,975	3,600
Debt assumed with businesses acquired	—	3,616	483
Acquisition of treasury shares for stock options exercised	1,022	2,541	1,965

6.                                      ACCOUNTS AND NOTES RECEIVABLE

	2002	2001

Trade	$120,838	$130,683
Notes and other	4,237	3,860
	125,075	134,543
Less allowance for doubtful receivables	5,143	4,880
	$119,932	$129,663

7.                                      INVENTORIES

	2002	2001

Finished goods	$71,388	$75,667
Work-in-process	54,485	57,592
Raw materials and supplies	31,157	34,956
Tools	6,853	6,936
	$163,883	$175,151

8.                                      PROPERTY,  PLANT AND EQUIPMENT

	2002	2001

Land	$7,755	$8,117
Buildings	81,839	76,504
Machinery and equipment	299,111	279,590
Construction in progress	12,452	29,825
	401,157	394,036
Less accumulated depreciation	184,751	167,976
	$216,406	$226,060

Depreciation expense was $29,702, $30,993 and $30,654 in 2002, 2001 and 2000, respectively.

9.                                      GOODWILL

The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows:

	Aerospace Fasteners and Components	Engineered Fasteners and Components	Specialty Materials and Alloys	Magnetic Products	Total

Balance as of January 1, 2002	$84,869	$77,364	$17,115	$27,224	$206,572

Foreign currency translation adjustments	3,250	294	—	—	3,544

Balance as of December 31, 2002	$88,119	$77,658	$17,115	$27,224	$210,116

10.                               INTANGIBLE ASSETS

Identifiable intangible assets as of December 31, 2002 are recorded in Other assets in the Consolidated Balance Sheet and comprise the following:

	Gross Amount	Accumulated Amortization	Net Intangible Assets
Amortizable intangible assets:
Patents and trademarks	$1,850	$305	$1,545
Customer contracts	1,300	537	763

	$3,150	$842	$2,308

Aggregate amortization expense incurred was $582, $314 and $204 in 2002, 2001 and 2000, respectively.  The estimated amortization expense amounts over the next five years are as follows:  $537, $537, $155, $155 and $155 in 2003 through 2007, respectively.

11.                               NOTES PAYABLE AND CURRENT PORTION OF LONG-TERM DEBT

	2002	2001

Short-term bank borrowings and notes payable	$2,396	$7,603
Current portion of long-term debt	9,122	12,493
	$11,518	$20,096

The Company’s weighted-average interest rate for short-term bank borrowings and notes payable was 4.29% and 4.61% as of December 31, 2002 and 2001, respectively.  Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company.  These lines may be withdrawn at the discretion of the banks.  Unused short-term lines of credit were $21,168 as of December 31, 2002.  The Company also has unused long-term credit facilities as discussed in Note 13.

12.                 ACCRUED EXPENSES

	2002	2001

Employee compensation and related benefits	$33,598	$38,137
Interest	6,397	7,003
Environmental	2,600	3,900
Other	21,344	22,486
	$63,939	$71,526

13.                 LONG-TERM DEBT

	2002	2001

1999 Note Purchase Agreement, fixed interest rates of 7.75% to 7.85%	$80,000	$80,000
1996 Note Purchase Agreement, fixed interest rates of 7.70% to 7.88%	74,091	79,545
2000 Note Purchase Agreement, fixed interest rate of 8.37%	15,000	15,000
2002 Bank Credit Agreement, variable interest rate, 2.55% at December 31, 2002	30,000	—
1998 Bank Credit Agreement, variable interest rate, 2.46% at December 31, 2001	—	50,000
Michigan Revenue Bonds, Series 2000, variable interest rate, 1.70% and 1.75% at December 31, 2002 and 2001, respectively	6,000	6,000
Utah Revenue Bonds, Series 1987, variable interest rate, 1.75% and 2.00% at December 31, 2002 and 2001, respectively	5,300	5,300
Term Note payable, variable interest rate, 3.94% and 4.64% at December 31, 2002 and 2001, respectively	1,375	2,000
Deferred payments, fixed interest rate of 6.00%	777	1,511
Promissory Notes, fixed interest rate of 7.00%	290	1,448
Note Payable, fixed interest rate of 8.38%	––	2,167
Other	9,363	12,600
	222,196	255,571
Less current installments (included in notes payable)	9,122	12,493
	$213,074	$243,078

Installments due during the next five years are as follows: $9,122, $14,578, $47,082, $17,071 and $16,732 in 2003 through 2007, respectively.

In 1999, the Company entered into a long-term Note Purchase Agreement with five insurance companies for $80,000 at fixed interest rates of 7.75 percent to 7.85 percent.  Of the total proceeds, $50,000 is due in annual installments of $4,545 from August 1, 2004 to August 1, 2014 and $30,000 is due on August 1, 2009.

In 1996, the Company entered into a long-term Note Purchase Agreement with three insurance companies for $85,000 at fixed interest rates of 7.70 percent to 7.88 percent.  Of the total proceeds, $60,000 is due in annual installments of $5,455 from July 1, 2001 to July 1, 2011 and $25,000 is due in annual installments of $3,571 from July 1, 2005 to July 1, 2011.

In 2000, the Company entered into a long-term Note Purchase Agreement with one insurance company for $15,000 at a fixed interest rate of 8.37 percent due in annual installments of $2,143 from February 28, 2004 to February 29, 2010.

On June 18, 2002, the Company entered into a Bank Credit Agreement to borrow up to $130,000 in either United States Dollars or certain European currencies.  Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) a rate equal to the effective interbank rate plus a margin ranging from 1.00 to 1.50 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between the agent bank and the Company, as applicable.  Borrowings outstanding under the 2002 Bank Credit Agreement at December 31, 2002 were $30,000 with an interest rate of 2.55 percent.  However, the Company utilizes interest rate swap agreements which effectively converted the variable rate borrowings under the 2002 Bank Credit Agreement to an average fixed rate of 7.78 percent.  The 2002 Bank Credit Agreement expires on June 30, 2005. The Company is required to pay a fee on unborrowed amounts of the facility ranging from .20 to .325 percentage points based on its consolidated Leverage Ratio.  In connection with this Bank Credit Agreement, the 1998 Bank Credit Agreement and the 2000 Bank Credit Agreement were terminated.

The Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds, Series 2000, were issued to finance the acquisition and installation of machinery and equipment at an engineered fasteners and components segment manufacturing facility in Canton, Michigan and are to be repaid on February 1, 2010.  The Bonds are collateralized by a bank letter of credit.  In 2002 and 2001, the average interest rate was 1.55 percent and 2.81 percent, respectively.

The Utah Industrial Development Revenue Bonds, Series 1987, were issued to finance the acquisition and improvement of an aerospace fasteners and components segment manufacturing facility in Salt Lake City, Utah and are due in 2012.  The Bonds are collateralized by a first mortgage on the facility and a bank letter of credit.  In 2002 and 2001, the average interest rate was 1.58 percent and 2.85 percent, respectively.

In connection with the 2001 acquisition of AAA Aircraft Supply Co., Inc., the Company and a group of investors entered into an agreement to borrow $3,000 from a commercial bank to partially finance the transaction.  The note bears interest at a variable rate plus a margin of 2.50 percentage points.  The average interest rate for 2002 and 2001 was 4.29% and 6.42%, respectively.  The note is payable in monthly installments of $63 plus interest and will be paid in full in October, 2004.  The note is collateralized by the assets of AAA Aircraft Supply, LLC.

As part of the 1998 acquisition of SPS Technologies Waterford Company (formerly, Terry Machine Company), the Company assumed a note payable to a commercial bank in the amount of approximately $4,300.  This note bears interest at a fixed rate of 8.38 percent and was payable in monthly installments of $73 (including interest) until September, 2002.  The final installment of $1,700 was paid on September 11, 2002.  In addition, the former stockholders of the Terry Machine Company agreed to accept deferred payments for a portion of the purchase price aggregating $4,000.  The Company has discounted this liability using a 6.0 percent rate.  These amounts are payable in annual installments of $800 until June 30, 2003.

In connection with the 1998 acquisition of Greenville Metals, Inc., the former stockholders accepted promissory notes for a portion of the purchase price aggregating approximately $5,800.  The notes bear interest at a fixed rate of 7.0 percent and are payable in quarterly installments of $290 plus interest until March 31, 2003.

Other debt includes capital leases and other financing collateralized by fixed assets, along with other unsecured local borrowings.

The Company is subject to a number of restrictive covenants under its various debt agreements.  Covenants associated with the Bank Credit Agreement are generally more restrictive than those of the Note Purchase Agreements.  The following significant covenants are currently in place under the Bank Credit Agreement:  maintenance of a consolidated debt-to-total capitalization (shareholders’ equity plus total debt) ratio of not more than 50 percent, maintenance of a consolidated net worth of at least $282,148 plus 50 percent of consolidated net income for quarters ended after December 31, 2001 and maintenance of a Consolidated Fixed Charge Coverage Ratio, as defined, of not less than 1.25 to 1 for the prior four consecutive fiscal quarters as measured at the end of each quarter.  The Company and the Bank Group entered into an amendment dated September 26, 2002, which permitted a relaxation in the hurdle for the Consolidated Fixed Charge Coverage Ratio for the fiscal quarters ending September 30, 2002 and December 31, 2002, from 1.25 to 1 to 1.10 to 1.  A similar amendment was agreed with the holders of the Company’s Note Purchase Agreements.  Under the Note Purchase Agreements, restricted payments, which include all dividends and purchases or retirements of capital stock, made by the Company may not exceed $40,000 plus 50 percent of consolidated net income (or minus 100 percent of the consolidated net loss) from January 1, 1999 to the date of the restricted payment.  As of December 31, 2002, the amount of retained earnings available for future restricted payments is $87,000.  Certain of the Company’s debt agreements contain cross default and cross acceleration provisions.  At December 31, 2002, the Company was in compliance with all covenants.  As of December 31, 2002, under the terms of the existing credit agreements, the Company is permitted to incur an additional $122,000 in debt.

14.                               COMMITMENTS AND CONTINGENCIES

Leases

Certain of the Company’s operations are conducted from leased facilities, all of which are under operating leases which expire over the next 10 years.  The Company also has operating leases covering certain machinery and equipment.  Substantially all leases provide for the Company to pay operating expenses.  Rental expense incurred was $14,492, $11,882 and $9,895 in 2002, 2001 and 2000, respectively.

At December 31, 2002, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $78,636.  The minimum payments over the next five years are as follows:  $13,769, $13,244, $12,091, $10,555 and $6,275 in 2003 through 2007, respectively.  During 2001, the Company sold machinery and equipment with a book value of $15,166 for $20,000 and leased the equipment back under a five year operating lease.  The gain on the transaction was deferred and is being amortized over the lease term.  If the lease is terminated and the Company chooses to retain the equipment, the Company must pay the purchase option price. If the lease is terminated and the lessor disposes of the equipment, then the Company must pay any shortfall of the sales proceeds up to the residual value guarantee to the lessor. The purchase option price and minimum residual value guarantee related to this lease are $8.0 million and $2.0 million, respectively.

Environmental

The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites.  At December 31, 2002, the Company had an accrued liability of $2,600 for environmental remediation which represents management’s best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated.  The Company has not included any insurance recovery in the accrued environmental liability.  The measurement of the liability is evaluated quarterly based on currently available information. Management believes the overall costs of environmental remediation will be incurred over an extended period of time.  As the scope of the Company’s environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary.  Accordingly, it is possible that the Company’s results of operations in future quarterly or annual periods could be materially affected.  Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

The Company has established procedures for identifying environmental issues at its manufacturing facilities.  Environmental and safety coordinators, a designated position at most of the operating facilities, are familiar with environmental laws and regulations and serve as resources for the identification and resolution of environmental issues.  The Company also has an environmental audit program, which is used to identify and resolve potential environmental issues at the operating facilities.  Through these programs, the Company monitors applicable regulatory developments and manages environmental issues.

Litigation

The Company is involved in lawsuits, claims, investigations and proceedings, including commercial, environmental and employment matters, which arise in the ordinary course of business.  Although the final outcome of these matters cannot be determined, it is management’s opinion that the final resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

On April 29, 2002, in the case of Brookover v. Flexmag Industries, Inc., an Ohio Appeals Court affirmed a trial court judgment against one of the Company’s subsidiaries, resulting from a workplace injury claim in 1997. On June 17, 2002 the Company settled its portion of the claim for $2,150 ($1,328 after tax or $0.10 per share).

15.                               ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The Company reports the components of comprehensive income (loss), total comprehensive income (loss) and total accumulated other comprehensive income (loss) in the Statements of Consolidated Shareholders’ Equity.  The income tax effects and accumulated balances for each component of comprehensive income (loss) are as follows:

	Cumulative Translation Adjustment	Fair Value of Derivatives	Minimum Pension Liability	Total Other Comprehensive Income (Loss)

December 31,1999	$(18,379)	$—	$(732)	$(19,111)

Amounts arising during year	(7,740)	—	21	(7,719)
Deferred income tax effects	—	—	(7)	(7)

December 31, 2000	(26,119)	—	(718)	(26,837)

Amounts arising during year	(5,651)	(3,410)	(23,269)	(32,330)
Deferred income tax effects	—	983	7,775	8,758
Cumulative accounting changes - Gross	—	89	—	89
Cumulative accounting changes - Deferred income tax effects	—	161	—	161

December 31, 2001	(31,770)	(2,177)	(16,212)	(50,159)

Amounts arising during year	11,173	(949)	(40,905)	(30,681)
Deferred income tax effects	—	367	13,284	13,651

Reclassification adjustments	7,516	900	—	8,416
Deferred income tax effects	—	(315)	—	(315)

December 31, 2002	$(13,081)	$(2,174)	$(43,833)	$(59,088)

16.                               INCOME TAXES

The components of the provision (benefit) for income taxes were as follows:

	2002	2001	2000

Currently payable:
United States
Federal	$(3,008)	$5,050	$8,246
State and local	655	911	1,163
Non-United States	473	961	3,672
	(1,880)	6,922	13,081

Deferred:
United States
Federal	5,667	1,660	4,726
State and local	129	80	395
Non-United States	(636)	1,138	1,498
	5,160	2,878	6,619
	$3,280	$9,800	$19,700

The income tax benefits of employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes which were credited to additional paid-in capital were $639 in 2002, $1,895 in 2001 and $1,930 in 2000.

The components of earnings before income taxes were as follows:

	2002	2001	2000

United States	$10,627	$21,440	$44,174
Non-United States	(1,267)	9,930	19,905
	$9,360	$31,370	$64,079

The components of the deferred income tax asset (liability) on the Consolidated Balance Sheets were as follows:

	2002	2001

Inventory	$7,820	$6,852
Pension benefits	15,506	1,418
Post-retirement benefits other than pensions	3,380	3,657
Other employee benefits and compensation	10,437	11,643
Accrued expenses	3,039	2,010
Net operating loss carryforwards	4,470	4,682
Capital loss carryforwards	3,252	1,043
Valuation allowances	(10,103)	(8,089)
Deferred income tax asset	37,801	23,216

Depreciation	(28,064)	(24,333)
Intangibles	(6,530)	(3,465)
Other, net	(1,852)	(1,618)
Deferred income tax liability	(36,446)	(29,416)

Net deferred income tax asset (liability)	$1,355	$(6,200)

At December 31, 2002 the Company had net operating loss (NOL) carryforwards available in Brazil of $7,700, England of $2,200, Australia of $1,500, Luxembourg of $500, China of $800, Hong Kong of $300 and France of $800.  In 2006, $400 of the NOL in France expires.  In 2007, the remaining $400 of the NOL in France and the full $800 of the NOL in China expires.  All other NOLs can be carried forward indefinitely with no expiration dates.  The NOL carryforward available in England relates to operating losses of a business acquired in 1998.  These losses must be used to offset future taxable income of the acquired business and are not available to offset taxable income of other subsidiaries located in England.  The Company also has capital loss carryforwards of $2,200 available in England with no expiration dates and capital loss carryforwards of $7,400 available in the United States that expire in 2007.  These capital losses must be used to offset future capital gains and are not available to offset taxable operating income.  The valuation allowances at December 31, 2002 and 2001 relate to the deferred income tax assets for the capital loss carryforwards and other deferred income tax assets for certain state and non-United States tax jurisdictions.  The increase in the valuation allowance for 2002 was $2,014.  The valuation allowance was reduced by $1,237 due to changes in currency exchange rates and $375 due to a decrease in the deferred income tax asset as a result of the partial utilization of the capital loss carryforward in England.  The valuation allowance was increased by $1,046 due to current year operating losses by certain subsidiaries in Brazil, Luxembourg, China, Hong Kong and France and $2,580 for the current year capital losses incurred in the United States.

The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35 percent and that reported for financial statement purposes:

	2002	2001	2000
Provision computed at the United States federal statutory income tax rate	$3,276	$10,980	$22,428
Earnings of certain subsidiaries taxed at different rates	(2,139)	(2,390)	(3,195)
State income tax, net of federal benefit	510	644	1,136
Non-deductible goodwill amortization expense	—	1,003	916
Tax loss on disposal of investment in Mexican subsidiary in excess of book loss	(1,890)	—	—
Losses with no benefit provided	3,626	289	102
Change in valuation allowance	(375)	(357)	(243)
General business credits	—	(40)	(158)
Other, net	272	(329)	(1,286)

Provision for income taxes	$3,280	$9,800	$19,700

United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the continental United States of approximately $64,900 because, in management’s opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits.  It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-United States subsidiaries.

17.  RETIREMENT PLANS AND OTHER BENEFITS

The Company sponsors a number of defined contribution plans.  Participation in these plans is available to substantially all United States salaried and hourly employees and certain employees in England.  Participants may make voluntary pre-tax or after-tax contributions to the plan up to 50 percent of their compensation. Primarily, the Company contributes a percentage of the employees’ contributions to the plans.  However, certain subsidiaries contribute a fixed percentage of the employees’ compensation.  The Company’s contribution expense for these plans was $2,859 in 2002, $2,815 in 2001 and $1,264 in 2000.  The increase in the expense for 2001 compared to 2000 is attributed to employees of certain recently acquired businesses starting their participation in the Company’s defined contribution plans on January 1, 2001.

The Company sponsors a number of defined benefit pension plans covering a majority of its employees and a defined benefit plan covering non-employee directors.  The benefits of such plans are based primarily on years of service and compensation.  Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations.  At December 31, 2002 and 2001, the plans’ assets included 394,264 and 398,264 shares of the Company’s common stock with fair values of $9,364 and $13,907, respectively.  There were no dividends received from Company stock for the years ended December 31, 2002,  2001 and 2000.

The following provides a reconciliation of benefit obligations, plan assets, funded status and the amounts recognized in the Consolidated Balance Sheets for these plans at December 31, 2002 and 2001:

	2002	2001

Change in benefit obligation:
Benefit obligation at January 1	$184,923	$171,071
Service cost	7,953	7,925
Interest cost	12,285	11,309
Plan participants’ contributions	919	853
Amendments	17	972
Actuarial loss (gain)	10,807	4,935
Benefits paid	(16,281)	(10,838)
Foreign currency exchange rate changes	12,203	(1,304)

Benefit obligation at December 31	$212,826	$184,923

Change in plan assets:
Fair value of plan assets at January 1	$148,532	$168,400
Actual return on plan assets	(23,363)	(16,558)
Employer contributions	8,048	9,241
Plan participants’ contributions	919	853
Benefits paid	(16,281)	(10,838)
Foreign currency exchange rate changes	7,908	(2,566)

Fair value of plan assets at end of year	$125,763	$148,532

Reconciliation of funded status:
Funded status	$(87,063)	$(36,391)
Unrecognized net actuarial loss (gain)	98,459	50,782
Unrecognized prior service cost (gain)	(1,472)	(1,719)
Unrecognized transition obligation (asset)	(664)	(1,064)

Net pre-tax amount recognized	$9,260	$11,608

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$14,394	$15,643
Noncurrent benefit plan liability	(73,170)	(31,929)
Intangible asset	2,774	3,537
Accumulated other comprehensive income	65,262	24,357

Net pre-tax amount recognized	$9,260	$11,608

The plans which have accumulated obligations in excess of plan assets have an obligation of $212,826 and assets of $125,763 and are therefore under funded by $87,063 at December 31, 2002.

The assumptions used as of December 31, 2002, 2001 and 2000, in determining the net pension cost and net pension liability for United States plans were as follows:

	2002	2001	2000

Discount rate	6.75%	7.25%	7.60%
Rate of return on plan assets	8.50%	9.50%	9.50%
Rate of future compensation increase	4.50%	4.50%	4.50%

The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country.  The assumed discount rate was 5.5 percent, the assumed rate of future compensation increase was 3.5 percent and the range for the assumed rate of return on plan assets was 6.5 to 7.0 percent.

The components of the net periodic pension cost incurred were as follows:

	2002	2001	2000

Net periodic pension cost (income):
Service cost	$7,953	$7,925	$7,575
Interest cost	12,285	11,309	11,313
Expected return on plan assets	(12,211)	(13,856)	(13,472)
Amortization of prior service cost (gain)	(627)	(499)	(575)
Amortization of transition obligation (asset)	(488)	(468)	(460)
Amortization of net actuarial loss (gain)	2,738	318	783
Net periodic pension cost	9,650	4,729	5,164
Curtailment and settlement expense	1,638	1,553	1,852
Total expense	$11,288	$6,282	$7,016

In 2002, a curtailment expense of $1,638 was recognized due to termination of employees’ services earlier than expected at plants affected by the Company’s 2002 restructuring plan. In 2001, a curtailment expense of $1,553 was recognized due to termination of employees’ services earlier than expected at plants affected by the Company’s 2001 restructuring plan. In 2000, a settlement expense of $1,852 was recognized due to the level of participation in the Company’s early retirement window with special termination benefits offered to plan participants in 2000.

Other Postretirement Benefits

In addition to providing pension benefits, the Company and certain of its subsidiaries provide postretirement health care and life insurance benefits.  All full-time non-bargaining unit employees hired prior to January 1, 1990 are eligible for medical benefits under a defined dollar benefit plan if they retire with at least 10 years of service and meet certain age requirements.  Generally, Company-provided medical benefits terminate when covered individuals become eligible for Medicare benefits.  The medical plan is contributory, with retiree contributions adjusted annually.  The life insurance plan covers substantially all employees who retire from full-time employment after age 55 with at least 10 years of service.  The life insurance plan is non-contributory.  Both of the Company’s postretirement plans are unfunded.

An assumed discount rate of 6.75 percent and 7.25 percent was used to determine the accumulated postretirement benefit obligation at December 31, 2002 and 2001, respectively.

The following provides a reconciliation of benefit obligations and funded status of these plans at December 31, 2002 and 2001:

	2002	2001
Change in benefit obligation:
Benefit obligation at January 1	$7,172	$9,236
Service cost	121	162
Interest cost	533	587
Plan participants’ contributions	118	145
Plan amendments	—	(1,199)
Actuarial loss (gain)	1,036	(727)
Benefit payments	(934)	(1,032)

Benefit obligation at December 31	$8,046	$7,172

Reconciliation of funded status:
Funded status	$(8,046)	$(7,172)
Unrecognized net actuarial loss (gain)	1,084	48
Unrecognized prior service cost (gain)	(2,693)	(3,326)

Noncurrent benefit plan obligation	$(9,655)	$(10,450)

The components of the net periodic postretirement benefit cost incurred were as follows:

	2002	2001	2000
Net periodic benefit cost (income):
Service cost	$121	$162	$201
Interest cost	533	587	669
Amortization of prior service cost (gain)	(633)	(531)	(531)

Net periodic benefit cost	$21	$218	$339

An 8.0% percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 2002.  Increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of December 31, 2002 by $73 and change the aggregate of the service and interest components of net periodic postretirement benefit cost for 2002 by $7.

18.       STOCK-BASED COMPENSATION

The Company grants stock options under the 1988 Long Term Incentive Stock Plan which continues to the year 2009.  Under the plan, the Company may grant up to an aggregate of 4,155,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees.  Also, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee.  The number of such options, if this method of payment is elected by a director, is based upon market value of the Company’s common stock at date of the grant.  The Company also granted 23,000 and 37,000 stock options in 2001 and 2000, respectively, to certain employees pursuant to contractual agreements negotiated at the time of the employee’s initial hire.  These options were not granted under the 1988 Long Term Incentive Stock Plan. The exercise price of fixed price options is determined based on the market value of the Company’s common stock on date of the grant.  Discounted price options are granted at par value of the common stock on date of the grant.  The maximum term of all options is 10 years.  Fixed price options granted vest over a five-year period and discounted price options granted vest after one year.

The weighted-average fair value of options granted per share was $15.08, $21.81 and $14.78 in 2002, 2001 and 2000, respectively.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.  The weighted-average assumptions used for grants were as follows: expected volatility of 36 percent in 2002, 34 percent in 2001 and 33 percent in 2000, expected option life of six years in 2002, 2001 and 2000, and no expected dividend payments over the life of the option.  The expected weighted-average risk-free interest rates of 4.8 percent in 2002, 5.1 percent in 2001 and 6.8 percent in 2000 were used.

A table illustrating the effect on net income and earnings per share as if the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation” is presented in Note 1 to the financial statements.

At December 31, 2002, 100 individuals held options to purchase an aggregate of 1,101,405 shares (fixed 1,082,261; discounted 19,144).  No variable price options were outstanding at December 31, 2002.

Additional information about options outstanding at December 31, 2002 is as follows:

	Options Outstanding		Options Exercisable
Exercise Price Range	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contractual Life (years)	Number of Shares	Weighted- Average Exercise Price
$ .50 (Discounted)	19,144	$.50	4.9	17,200	$.50
$ 10.81-$14.22	83,642	13.31	1.8	83,642	13.31
$ 19.75-$27.00	75,732	26.49	3.0	75,732	26.49
$ 30.97-$45.59	750,188	36.88	6.5	414,338	37.67
$ 46.74-$54.81	172,699	50.81	8.0	49,895	51.04
	1,101,405			640,807

Changes in shares under option were as follows:

	2002		2001		2000
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Options outstanding at beginning of year	1,052,754	$34.64	1,086,026	$29.30	1,149,108	$26.65

Additions (deductions):
Options granted	156,444	34.01	172,376	50.37	162,125	32.13
Options exercised	(80,992)	14.04	(185,548)	17.34	(208,507)	16.04
Options expired or terminated	(26,801)	40.43	(20,100)	40.83	(16,700)	39.35

Options outstanding at end of year	1,101,405	35.93	1,052,754	34.64	1,086,026	29.30

Options exercisable at end of year	640,807	33.21	560,778	28.35	571,800	22.61

Shares available for future option grants and stock awards	329,475		232,964		125,632

Under the 1988 Long Term Incentive Stock Plan, the Company has issued 55,824 restricted shares, net of cancellations.  Of this amount, 3,882 and 490 restricted shares were granted in 2002 and 2001, respectively.  Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement.  As of December 31, 2002, 11,806 shares issued remain subject to restrictions under this plan.

Under the 2000 Restricted Stock Award Plan, the Company may grant up to an aggregate of 100,000 restricted shares.  Under this plan, the Company has issued 12,439 restricted shares, net of cancellations.  Of this amount, 1,761 were granted in 2002 and 10,751 were granted in 2000.  Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement.  As of December 31, 2002, 7,307 shares issued remain subject to restrictions under this plan.

19.  EARNINGS PER SHARE

Basic earnings per common share is calculated using the weighted average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised.  Earnings per share are computed as follows:

	2002	2001	2000

Net earnings	$6,080	$21,570	$44,379

Weighted average shares of common stock outstanding used to compute basic earnings per common share	13,128,792	13,015,748	12,691,781
Additional common shares to be issued assuming exercise of stock options, net of shares assumed reacquired	85,377	209,389	279,067
Shares used to compute dilutive effect of stock options	13,214,169	13,225,137	12,970,848

Basic earnings per common share	$0.46	$1.66	$3.50

Diluted earnings per common share	$0.46	$1.63	$3.42

Options to purchase 360,031 shares of common stock at a weighted-average price of $44.40 per share were outstanding during 2002 but were not included in the computation of diluted EPS in 2002 because the options’ exercise price was greater than the average market price of the common shares.  These options expire on various dates between December 17, 2007 and July 31, 2011.

20.       PREFERRED STOCK PURCHASE RIGHTS

As provided in the Rights Agreement dated November 21, 1998, the Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock.  Under the 1998 Rights Agreement, each Right may be exercised, under certain conditions, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $1.00 per share, for $250, subject to adjustment.  The Rights are not exercisable or transferable apart from the common stock until 10 business days after a public announcement that a person or group has acquired or intends to commence a tender offer for 10 percent or more of the outstanding common stock.  The Board of Directors may, at its option and under certain conditions, exchange all of the Rights not owned by the 10 percent holder for an equal number of shares of common stock.  The Rights, which expire on November 21, 2008, unless extended by the Company’s Board of Directors, do not have voting or dividend rights and may be redeemed by the Company at a price of $.01 per Right at any time until 10 business days following the acquisition of 10 percent or more of the Company’s common stock.

In the event that the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its assets or earning power is sold, each Right will entitle the holder to receive from the surviving or acquiring corporation, for the exercise price, common stock having a market value equal to two times the exercise price of the Right.  Alternatively, if a 10 percent holder were to acquire the Company in a business combination transaction in which the Company and its stock survive, or were to engage in certain “self-dealing” transactions, each Right not owned by the 10 percent holder would have the right to receive common shares having a market value of two times the exercise price of the Right.

21.       FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments are as follows:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$75,982	$75,982	$59,948	$59,948
Long-term debt, including current portion	(222,196)	(256,625)	(255,571)	(275,687)

Interest rate swaps	(4,565)	(4,565)	(2,968)	(2,968)

Forward exchange contracts	318	318	(352)	(352)

The methods and assumptions used to estimate the fair value of each class of financial instruments and additional information related to these financial instruments are as follows:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt

The fair value of fixed rate long-term debt was estimated at the discounted amount of future cash flow using the Company’s year-end incremental rate of borrowing for similar debt.  The fair value of variable rate debt approximates its carrying value.

Interest Rate Swaps

The fair values of the interest rate swap agreements are the estimated amounts that the banks would receive or pay to terminate the swap agreements at December 31, 2002 and 2001.  The notional principal amounts of interest rate swap agreements outstanding were $50,726  and $50,770 at December 31, 2002 and 2001, respectively.  In November 2000, the Company entered into interest rate swap agreements which effectively converted $30,000 of its variable rate obligations to an average fixed rate of 7.78 percent.  The 2000 agreements expire in November 2005.  In November 1998, the Company entered into interest rate swap agreements which effectively converted $20,000 of its variable rate obligations to an average fixed rate of 6.36 percent.  The 1998 agreements expire in November 2003. As part of a 2001 business acquisition, the Company acquired an interest rate swap agreement which effectively converts a variable rate mortgage obligation to an average fixed rate of 7.99 percent. At December 31, 2002 and 2001, the notional principle amount of the swap related to this mortgage obligation was $726 and $770, respectively.  This agreement expires in May 2009.  The maximum remaining length of time of the interest rate swaps currently in place as of December 31, 2002 is approximately 6.4 years.  Because the Company has repaid the underlying debt related to the 1998 agreements (notional amount of $20,000) and the acquired mortgage obligation (notional amount of $726), these derivatives are no longer considered effective.  In 2002, the amounts paid to the counterparties and changes to the fair values of these ineffective derivatives that were recorded in current period earnings as other expense totaled $1,064.  The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements.  The Company does not anticipate nonperformance by the counterparties who are major financial institutions.

Forward Exchange Contracts

At December 31, 2002 and 2001, the Company had $30,000  and $44,967, respectively, of foreign currency forward exchange contracts outstanding.  These contracts are primarily in British pounds, Euros and Canadian dollars and mature within 30 days.  The fair value of these contracts which represents the amount to be exchanged if the existing contracts were settled at December 31, 2002, was not material. In addition, the Company has entered into a series of foreign currency forward exchange contracts to buy certain foreign currencies each month over a future period of time at the forward exchange rate at the time of the contract.  At December 31, 2002, the Company had forward exchange contracts to purchase $4,878 of foreign currencies (British pounds) with maturities ranging from March 31, 2003 to December 31, 2003 with a weighted average maturity of 224 days. The maximum remaining length of time of the foreign currency forward exchange contracts currently in place as of December 31, 2002 is approximately one year.  Of the amount reported in accumulated other comprehensive income at December 31, 2002, the Company estimates that $318 of gains are expected to be reclassified into cost of goods sold to reflect the fixed exchange rates obtained from hedging within the next twelve months.  Gains and losses recognized in earnings related to the ineffectiveness of forward exchange contracts designated as cash flow hedges were immaterial for the years ended December 31, 2002 and 2001.  The fair value of these additional foreign currency forward exchange contracts have been estimated by valuing the net position of the contracts using the applicable spot rates and forward rates as of the reporting dates.  The Company is exposed to credit loss in the event of nonperformance by the counterparties to all foreign currency forward exchange contracts.  The counterparties of all exchange contracts are major financial institutions, therefore, management anticipates full performance.

Standby Letters of Credit

At December 31, 2002 and 2001, the Company had outstanding letters of credit of $22,400 and $17,762, respectively. The letters of credit typically act as a guarantee of payment to certain third parties in accordance with specified terms and conditions. The payments are for liabilities of the Company that are recorded on the consolidated balance sheet.

22.       RESEARCH AND DEVELOPMENT

Research and development costs incurred were $6,071, $8,401 and $7,319 for 2002, 2001 and 2000, respectively.

23.       SEGMENTS AND RELATED INFORMATION

The Company has five business groups which have separate management teams that report operating results regularly that are reviewed by the chief operating decision makers of the Company.  Certain business groups have been aggregated into the same reportable segment because they have similar products and services, production processes, types of customers and distribution methods and their long-term financial performance is affected by similar economic conditions.

The Company has four reportable segments: Aerospace Fasteners and Components, Engineered Fasteners and Components, Specialty Materials and Alloys and Magnetic Products.  The Aerospace Fasteners and Components segment produces aerospace fasteners and components for critical applications in the aerospace market.  The Engineered Fasteners and Components segment consists of two business groups which produce precision fasteners, components and tools for critical applications in the automotive and industrial machinery markets.  The Specialty Materials and Alloys segment produces specialty metals, superalloys and wax blends for aerospace, industrial gas turbine and medical applications.  The Magnetic Products segment produces magnetic materials and products used in automotive, reprographic, computer and advertising specialty markets.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  The Company evaluates performance based on operating earnings of the respective segments.  No single customer or group under common control represented 10% or more of the Company’s net sales during 2002, 2001 and 2000.

For geographic area disclosure purposes, the Company considers property, plant and equipment and other assets, as disclosed in the Consolidated Balance Sheets, to be long-lived assets. The other geographic areas consist principally of Australia, Canada, China, France, Italy, Japan, Mexico and Singapore.

Segments Information

	2002	2001	2000

Net sales:
Aerospace Fasteners and Components	$306,074	$352,859	$303,908
Engineered Fasteners and Components	292,496	278,948	303,037
Specialty Materials and Alloys	122,604	166,709	127,424
Magnetic Products	109,136	119,590	138,383

Net sales	$830,310	$918,106	$872,752
Operating earnings:
Aerospace Fasteners and Components	$23,133	$35,106	$36,830
Engineered Fasteners and Components	971	7,861	25,108
Specialty Materials and Alloys	16,043	16,509	17,376
Magnetic Products	900	4,196	15,434
Unallocated Corporate Costs	(12,516)	(12,500)	(11,360)

Operating earnings	$28,531	$51,172	$83,388

Total assets:
Aerospace Fasteners and Components	$315,570	$306,210	$294,675
Engineered Fasteners and Components	269,724	281,621	306,034
Specialty Materials and Alloys	92,214	101,508	76,806
Magnetic Products	105,029	105,717	109,919
Corporate assets, principally cash	56,078	55,723	23,088

Total assets	$838,615	$850,779	$810,522

Depreciation and Amortization and Capital Additions

	Depreciation and Amortization			Capital Additions
	2002	2001	2000	2002	2001	2000

Aerospace Fasteners and Components	$11,729	$13,357	12,976	$5,970	15,599	$11,640
Engineered Fasteners and Components	10,068	13,085	13,248	5,726	13,786	15,067
Specialty Materials and Alloys	2,991	3,974	2,941	6,933	9,395	2,880
Magnetic Products	5,496	7,259	7,571	2,286	3,484	2,398

Total	$30,284	$37,675	$36,736	$20,915	$42,264	$31,985

Geographic Areas

	2002	2001	2000
Net sales:
United States	$627,822	$698,454	$654,832
England and Ireland	123,921	145,342	159,533
Brazil	19,723	21,936	22,675
Other	58,844	52,374	35,712

Net sales	$830,310	$918,106	$872,752

Long-lived assets:
United States	$335,417	$350,249	$347,475
England and Ireland	87,438	88,196	97,538
Brazil	5,022	7,159	7,257
Other	20,861	11,897	8,641

Total long-lived assets	$448,738	$457,501	$460,911

Report of Independent Accountants

The Shareholders and Board of Directors

SPS Technologies, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of SPS Technologies, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 12, 2003

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited-Thousands of dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net sales	$203,911	$205,125	$630,721	$628,783

Cost of goods sold	165,949	170,275	517,904	520,407

Gross profit	37,962	34,850	112,817	108,376

Selling, general and administrative expense	27,468	24,534	77,753	75,466

Restructurings and impairments	—	13,600	—	14,500

Operating earnings (loss)	10,494	(3,284)	35,064	18,410

Other income (expense):
Interest income	229	201	688	619
Interest expense	(4,018)	(4,569)	(12,237)	(13,841)
Other, net	(145)	(1,094)	(505)	(1,324)
	(3,934)	(5,462)	(12,054)	(14,546)

Earnings (loss) before income taxes	6,560	(8,746)	23,010	3,864

Provision (benefit) for income taxes	1,940	(2,436)	7,300	1,494

Net earnings	$4,620	$(6,310)	$15,710	$2,370

Earnings per common share:

Basic	$0.36	$(0.48)	$1.21	$0.18

Diluted	$0.35	$(0.48)	$1.20	$0.18

See accompanying notes to condensed consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited - Thousands of dollars)

	September 30, 2003	December 31, 2002
Assets

Current assets
Cash and cash equivalents	$74,753	$75,982
Accounts and notes receivable, less allowance for doubtful receivables of $4,630 (2002 - $5,143)	140,904	119,932
Inventories	159,948	163,883
Deferred income taxes	20,995	21,592
Prepaid expenses and other	6,656	8,488

Total current assets	403,256	389,877

Property, plant and equipment, net of accumulated depreciation of $200,233 (2002 - $184,751)	213,810	216,406

Goodwill	212,816	210,116

Other assets	32,241	22,216

Total assets	$862,123	$838,615

See accompanying notes to condensed consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited - Thousands of dollars, except share data)

	September 30, 2003	December 31, 2002
Liabilities and shareholders’ equity

Current liabilities
Notes payable and current portion of long-term debt	$15,335	$11,518
Accounts payable	70,858	82,028
Accrued expenses	66,425	63,939
Income taxes payable	1,748	558

Total current liabilities	154,366	158,043

Deferred income taxes	22,358	20,237
Long-term debt	209,082	213,074
Retirement obligations and other long-term liabilities	99,606	100,327

Commitments and contingencies (note 9)

Shareholders’ equity
Preferred stock, par value $1 per share, authorized 400,000 shares, issued none
Common stock, par value $0.50 per share, authorized 60,000,000 shares, issued 14,714,654 shares (14,483,352 shares in 2002)	7,357	7,242
Additional paid-in capital	135,655	127,901
Common stock in treasury, at cost, 1,609,442 shares (1,469,753 shares in 2002)	(34,117)	(30,331)
Retained earnings	316,920	301,210
Accumulated other comprehensive income (loss)
Minimum pension liability	(44,633)	(43,833)
Cumulative translation adjustments	(2,594)	(13,081)
Fair value of derivative adjustments	(1,877)	(2,174)
Total shareholders’ equity	376,711	346,934

Total liabilities and shareholders’ equity	$862,123	$838,615

See accompanying notes to condensed consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited-Thousands of dollars)

	Nine Months Ended September 30,
	2003	2002
Net cash provided by operating activities (including depreciation and amortization of $24,287 in 2003 and $22,735 in 2002)	$11,638	$28,516

Cash flows provided by (used in) investing activities
Additions to property, plant and equipment	(18,720)	(17,392)
Proceeds from sale of property, plant and equipment	1,579	1,725
Acquisitions of businesses	(1,700)	—
Proceeds for sale of business	1,760	—

Net cash provided by (used in) investing activities	(17,081)	(15,667)

Cash flows provided by (used in) financing activities
Proceeds from borrowings	75,684	77,030
Reduction of borrowings	(76,293)	(115,173)
Proceeds from exercise of stock options	6,054	95
Purchases of treasury stock	(2,464)	—

Net cash provided by (used in) financing activities	2,981	(38,048)

Effect of exchange rate changes on cash	1,233	287

Net increase (decrease) in cash and cash equivalents	(1,229)	(24,912)

Cash and cash equivalents at beginning of period	75,982	59,948

Cash and cash equivalents at end of period	$74,753	$35,036

Significant noncash investing and financing activities:
Acquisition of treasury shares for stock options exercised	$1,322	$933

See accompanying notes to condensed consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited - Thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net earnings (loss)	$4,620	$(6,310)	$15,710	$2,370

Other comprehensive income (expense), net of tax:

Changes in minimum pension liability	—	100	(800)	(400)

Cumulative translation adjustments:
Amounts arising during period	(401)	(24)	10,487	5,572
Reclassification adjustments	—	7,516	—	7,516

Fair values of derivatives:
Amounts arising during period	239	(663)	297	(676)

Reclassification adjustments	—	585	—	585

Total comprehensive income	$4,458	$1,204	$25,694	$14,967

See accompanying notes to condensed consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited-Thousands of dollars, except share data)

1.                                       Financial Statements

In the opinion of the Company’s management, the accompanying unaudited, condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position as of September 30, 2003 and the results of operations for the three and nine month periods ended September 30, 2003 and 2002 and cash flows for the nine month period ended September 30, 2003 and 2002. The December 31, 2002 balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The accompanying financial statements contain only normal recurring adjustments.  All financial information has been prepared in conformity with the accounting principles reflected in the financial statements included in the 2002 Annual Report filed on Form 10-K applied on a consistent basis except as disclosed in Note 3.

2.                                       Stock-Based Compensation

The Company has a stock-based compensation plan. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as the exercise price of all options granted under the plan is equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net income, as reported	$4,620	$(6,310)	$15,710	$2,370
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(450)	(480)	(1,361)	(1,442)

Pro forma net income	$4,170	$(6,790)	$14,349	$928

Earnings per share:
Basic - as reported	$0.36	$(0.48)	$1.21	$0.18

Basic - pro forma	$0.32	$(0.52)	$1.10	$0.07

Diluted - as reported	$0.35	$(0.48)	$1.20	$0.18

Diluted - pro forma	$0.32	$(0.51)	$1.10	$0.07

3.                                       Change in Accounting Policies

Effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.”  This statement requires that obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs be recognized when they are incurred and displayed as liabilities.  The adoption of this statement did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities”. The interpretation provides guidance on consolidating variable interest entities. It applied immediately to variable interests created after January 31, 2003. Starting July 1, 2003, the interpretation applied to all variable interest entities in which the Company holds a variable interest. The interpretation requires variable interest entities to be consolidated if the entity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack certain specified characteristics. The full adoption of this statement on July 1, 2003 resulted in no material accounting or disclosure requirements for the Company.

4.                                       Restructure of Operations

In 2002, the Company announced plans to eliminate, consolidate and restructure certain manufacturing and distribution locations. The Statement of Consolidated Operations for the three months ended June 30, 2002 included charges for restructurings and impairments of $900 ($690 or $0.05 per share on an after-tax basis). The Statement of Consolidated Operations for the three months ended September 30, 2002 included charges that total $16,000 ($11,216 or $0.85 per share on an after-tax basis) for restructurings and impairments, related inventory write downs and costs to mark to market two interest rate swaps that became ineffective as a result of lower debt levels. As of September 30, 2003, employment has been reduced by approximately 300 people due to the 2002 restructuring plans. All actions related to the Company’s 2002 restructuring plans were substantially completed by June 30, 2003.

The following table summarizes the 2003 activity related to the Company’s restructuring plans and the balances in the accrued restructure account:

	Accrual December 31, 2002	2003 Incurred	Accrual September 30, 2003
2002 Restructure Plan:
Employee separations	$1,656	$1,656	$—

Other costs	80	80	—
	1,736	1,736	—

2001 Restructure Plan:
Employee separations	151	151	—

	$1,887	$1,887	$—

In addition, the Company has incurred certain restructure related costs that were charged to the Statement of Consolidated Operations as incurred.  For the nine months ended September 30, 2003, the Company expensed $1,340 ($938 or $0.07 per share on an after-tax basis) of costs related to the restructure plan that were charged to the Statement of Consolidated Operations as incurred.  These costs included $450 for losses during the wind-down period for facilities that were closed, $758 of costs to relocate equipment and $132 of other costs primarily related to the start up of production at plants where products have been transferred. For the nine months ended September 30, 2002, the Company expensed $3,052 ($1,960 or $0.15 per share on an after-tax basis) of costs related to the restructure plan that were charged to the Statement of Consolidated Operations as incurred.  These costs included $1,693 for losses during the wind-down period for plants that were closed, $1,019 for costs to relocate equipment and $340 for costs to start up production at plants where products have been transferred.

5.                                       Business Acquisitions

All acquisitions are accounted for under the purchase method.  The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

On February 21, 2003, the Company acquired the remaining 40 percent of outstanding stock of JADE Magnetics Limited (JADE) based in Shenzhen City, China for $1,700.  JADE is a manufacturer of magnetic assemblies for reprographic applications. The goodwill acquired of $690 was assigned to the Magnetic Products segment and is not expected to be deductible for tax purposes.  Prior to and after this acquisition, the Company had a controlling financial interest in JADE; therefore, JADE’s results of operations are included in the consolidated financial statements for all periods presented.

6.                                       Inventories

	September 30, 2003	December 31, 2002

Finished goods	$69,527	$71,388
Work-in-process	57,288	54,485
Raw materials and supplies	25,260	31,157
Tools	7,873	6,853

	$159,948	$163,883

7.                                       Goodwill

The changes in the carrying amount of goodwill for the nine months ended September 30, 2003, are as follows:

	Aerospace Fasteners and Components	Engineered Fasteners and Components	Specialty Materials and Alloys	Magnetic Products	Total

Balance as of January 1, 2003	$88,119	$77,658	$17,115	$27,224	$210,116

Goodwill acquired				690	690

Foreign currency translation adjustments	1,815	195	—	—	2,010

Balance as of September 30, 2003	$89,934	$77,853	$17,115	$27,914	$212,816

8.                                       Intangible Assets

Identifiable intangible assets are recorded in Other assets in the Consolidated Balance Sheet and comprise the following:

	September 30, 2003	December 31, 2002

Gross carrying amount of amortized intangible assets:
Patents	$1,850	$1,850
Customer contracts	1,300	1,300
	$3,150	$3,150
Accumulated amortization of amortized intangible assets:
Patents	$421	$305
Customer contracts	823	537
	$1,244	$842

Aggregate amortization expense incurred was $402 and $437 for the nine months ended September 30, 2003 and 2002, respectively. The estimated amortization expense amounts are as follows: $537, $537, $155, $155 and $155 in 2003 through 2007, respectively.

9.                                       Commitments and Contingencies

Environmental

The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites.  At September 30, 2003, the accrued liability for environmental remediation represents management’s best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated.  The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information.  Management believes the overall costs of environmental remediation will be incurred over an extended period of time.  As the scope of the Company’s environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary.  Accordingly, it is possible that the Company’s results of operations in future quarterly or annual periods could be materially affected.  Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

Litigation

The Company is involved in lawsuits, claims, investigations and proceedings, including commercial, environmental and employment matters, which arise in the ordinary course of business.  Although the final outcome of these matters cannot be determined, it is management’s opinion that the final resolution will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

On April 29, 2002, in the case of Brookover v. Flexmag Industries, Inc., an Ohio Appeals Court affirmed a trial court judgment against one of the Company’s subsidiaries, resulting from a workplace injury claim in 1997.  On June 17, 2002 the Company settled its portion of the claim for $2,150 ($1,328 after tax or $0.10 per share).

Leases

In 2001, the Company sold machinery and equipment with a book value of $15,166 for $20,000 and leased the equipment back under a five year operating lease.  The gain on the transaction was deferred and is being amortized over the lease term.  If the lease is terminated and the Company chooses to retain the equipment, the Company must pay the purchase option price. If the lease is terminated and the lessor disposes of the equipment, then the Company must pay any shortfall of the sales proceeds up to the residual value guarantee to the lessor. As of September 30, 2003, the purchase option price and minimum residual value guarantee related to this lease are $7,834 and $1,959 respectively.

10.                                 Per Share Data

Basic earnings per common share is calculated using the average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised.  Earnings per share are computed as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net earnings (loss)	$4,620	$(6,310)	$15,710	$2,370

Average shares of common stock outstanding used to compute basic earnings per common share	12,968,745	13,161,581	12,986,962	13,144,768

Additional common shares to be issued assuming exercise of stock options, net of shares assumed reacquired (a)	151,705	54,716	92,583	101,272

Shares used to compute dilutive effect of stock options	13,120,450	13,216,297	13,079,545	13,246,040

Basic earnings (loss) per common share	$0.36	$(0.48)	$1.21	$0.18

Diluted earnings (loss) per common share	$0.35	$(0.48)	$1.20	$0.18

(a)                                  The computation of diluted loss per share for the three months   ended September 30, 2002 excluded the potential common shares of 54,716 because these shares would have had an antidilutive effect on diluted loss per share.

Options to purchase 334,833 shares of common stock at a weighted-average price of $46.32 per share were outstanding during 2003 but were not included in the computation of diluted earnings per common share for the three months and nine months ended September 30, 2003 because the options’ exercise price was greater than the average market price of the common shares.  These options expire on various dates between January 2, 2008 and July 31, 2011.

Options to purchase 947,288 shares of common stock at a weighted-average price of $39.49 per share were outstanding during 2002 but were not included in the computation of diluted earnings per common share for the three months ended September 30, 2002 because the options’ exercise price was greater than the average market price of the common shares.  These options expire on various dates between February 10, 2007 and February 13, 2012.

Options to purchase 360,031 shares of common stock at a weighted-average price of $44.40 per share were outstanding during 2002 but were not included in the computation of diluted earnings per common share for the nine months ended September 30, 2002 because the options’ exercise price was greater than the average market price of the common shares.  These options expire on various dates between December 17, 2007 and July 31, 2011.

11.                                 Segment Information

The Company has four reportable segments:  Aerospace Fasteners and Components, Engineered Fasteners and Components, Specialty Materials and Alloys and Magnetic Products. The Aerospace Fasteners and Components segment consists of business units which produce precision fasteners, fastening systems and structural and other metal components used in critical applications for the aerospace market.  The Engineered Fasteners and Components segment consists of business units which produce precision fasteners, fastening systems and other metal components and consumable tools for critical applications in the automotive and industrial machinery markets.  The Specialty Materials and Alloys segment produces specialty metals, superalloys and wax blends for aerospace, industrial gas turbine, medical and other general industrial applications.  The Magnetic Products segment produces magnetic materials and products used in automotive, telecommunications, aerospace, reprographic, computer and advertising specialty applications.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net sales:
Aerospace Fasteners and Components	$77,353	$76,123	$230,312	$230,823
Engineered Fasteners and Components	74,783	73,966	232,804	221,001
Specialty Materials and Alloys	29,466	28,547	95,058	94,297
Magnetic Products	22,309	26,489	72,547	82,662

Total net sales	$203,911	$205,125	$630,721	$628,783

Operating earnings(loss):
Aerospace Fasteners and Components	$7,390	$5,216	$19,286	$17,469
Engineered Fasteners and Components	3,049	(7,598)	10,854	(1,744)
Specialty Materials and Alloys	3,902	3,393	12,169	11,928
Magnetic Products	1,403	(945)	4,565	397
Unallocated Corporate Costs	(5,250)	(3,350)	(11,810)	(9,640)

Total operating earnings	$10,494	$(3,284)	$35,064	$18,410

12.                                 Business Combination

On August 16, 2003, SPS Technologies, Inc. (SPS) entered into an Agreement and Plan of Merger (Merger Agreement) among Precision Castparts Corp. (PCC), Star Acquisition, LLC, a Pennsylvania limited liability company and a wholly owned subsidiary of PCC (Star), and SPS. Pursuant to the Merger Agreement, SPS will be merged with and into Star with Star, to be renamed as SPS Technologies LLC, continuing as the surviving corporation and a wholly-owned subsidiary of PCC.  Closing of the Merger Agreement is subject to various approvals, including regulatory authorities and 80 percent of SPS’ shareholders. On October 30, 2003, PCC announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to its acquisition of SPS expired at 11:59 p.m. on October 29, 2003, without further extension. PCC has also filed pre merger notifications in Romania, Germany, France, and Brazil. The review periods for Romania, Germany, and France will expire, absent further requests for information or further government action, on or about November 19, 2003. Brazil does not impose a mandatory waiting period prior to closing a transaction. PCC’s registration statement on Form S-4 as last amended on October 16, 2003, has been declared effective by the Securities and Exchange Commission and a meeting date of December 2, 2003, has been established for a meeting of SPS’ shareholders to vote upon the Merger Agreement.

(b)                                                                                 Pro Forma Financial Information

The pro forma financial information required by Article 11 of Regulation S-X in connection with the transaction reported on this Form 8-K is not included herein. Such pro forma financial information will be filed no later than 60 days after the date this report must be filed.

(c) Exhibits:

Exhibit 2.1

Agreement and Plan of Merger, dated as of August 16, 2003, by and among Precision Castparts Corp., an Oregon corporation (“PCC”), Star Acquisition, LLC, a Pennsylvania limited liability company, and SPS Technologies, Inc., a Pennsylvania corporation (“SPS”) (Incorporated herein by reference to Exhibit 2 to PCC’s Current Report on Form 8-K filed August 18, 2003) (File number 1-10348).

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   December 23, 2003

PRECISION CASTPARTS CORP.

William D. Larsson
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibits

Exhibit 2.1

Agreement and Plan of Merger, dated as of August 16, 2003, by and among Precision Castparts Corp., an Oregon corporation (“PCC”), Star Acquisition, LLC, a Pennsylvania limited liability company, and SPS Technologies, Inc., a Pennsylvania corporation (“SPS”) (Incorporated herein by reference to Exhibit 2 to PCC’s Current Report on Form 8-K filed August 18, 2003) (File number 1-10348).

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP.